FOR IMMEDIATE RELEASE

Date: April 26, 2000

For More Information Contact:           Joseph C. Hartley, Jr.
                                                                  (601) 936-3201                       Fax: (601) 936-2157

American Public Holdings to be Acquired by American Fidelity Corporation

Jackson, Mississippi (April 26, 2000) - American Public Holdings, Inc. announced today that it has entered into a definitive agreement to be acquired by American Fidelity Corporation in a cash transaction. Consummation of the proposed transaction will be subject to the approval of the holders of a majority of the outstanding shares of the Company and regulatory approvals.

American Public Holdings, Inc. is a holding company for American Public Life Insurance Company, a Mississippi domestic life and health insurance company with its home office in Jackson, Mississippi. American Public Life is licensed to do business in twenty-five states and specializes in supplemental health insurance products, including cancer, accident, intensive care, heart attack/stroke and dental insurance policies, sold on a voluntary basis to employees at the worksite.

American Fidelity Corporation, with home offices in Oklahoma City, Oklahoma is the parent company of American Fidelity Assurance Company.

American Fidelity Assurance Company is an insurance and financial services organization focused on the marketing of supplemental health and life insurance products, disability income insurance, and annuities to the educational, association based, and worksite markets. The company, incorporated in 1960, is privately held with its origins dating back to the 1930's and employs close to 1,200 employees. With offices and representatives nationwide and licensed to do business in 49 states and the District of Columbia, American Fidelity Assurance is rated A+ Superior by A.M. Best Company, the nation's leading insurance rating service.

American Public Holdings' product portfolio and sales distribution integrates well with the product portfolio and sales distribution of American Fidelity Assurance affording current and prospective customers a wider range of voluntary worksite products all from a single source.